SCHEDULE 14A INFORMATION

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Pentair, Inc.

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PENTAIR, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 2005

To our Shareholders:

        The Annual Meeting of Shareholders of Pentair, Inc. (the “Company”) will be held at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, on Friday, April 29, 2005, at 10:00 a.m., for the following purposes:

1.	to elect four directors;

2.	to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 2005;

and to transact such other business as may properly come before the meeting or any adjournment thereof. We are not aware of any items of other business to be presented at the meeting.

        The Board of Directors has fixed the close of business on March 1, 2005 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. The Company’s transfer books will not be closed.

By Order of the Board of Directors

Louis L. Ainsworth, Secretary

Golden Valley, Minnesota
March 21, 2005

IMPORTANT:   For the Annual Meeting to be legally held, there must be a quorum (majority of the outstanding shares). Accordingly, you are urged to vote your proxy promptly by Internet or telephone as described in the voting instructions on the proxy; or date, sign and return the proxy in the enclosed envelope. This will not prevent you from voting in person if you so desire.

TABLE OF CONTENTS FOR PROXY STATEMENT

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2005

PENTAIR, INC.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416

March 21, 2005

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pentair, Inc. (“Pentair” or the “Company”) to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, April 29, 2005, or at any adjournment or adjournments of such meeting. Distribution of this proxy statement and accompanying proxy to shareholders began on or about March 21, 2005.

OUTSTANDING SHARES AND VOTING RIGHTS

        At the close of business on March 1, 2005, the record date, there were 101,404,173 shares of the Company’s Common Stock (“Common Stock”) outstanding. Each share of Common Stock entitles the holder to one vote. There is no cumulative voting for directors.

CORPORATE GOVERNANCE MATTERS

Board Governance

        The Board has adopted and regularly reviews and, if appropriate, revises written charters for its Audit Committee, Compensation Committee, Governance Committee and International Committee, as well as Corporate Governance Principles for the Board in accordance with rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The Company and its Board continue to be committed to the highest standards of corporate governance and ethics. The Board also adopted Pentair’s Code of Business Conduct and Ethics and designated it as the code of ethics for the Company’s Chief Executive Officer and senior financial officers in accordance with SEC rules. Copies of all of these documents are available, free of charge, on Pentair’s website at www.pentair.com/corp.html or in print to any shareholder who requests them in writing from our Secretary.

Independent Directors

        The Board has determined that all directors and director nominees other than Randall J. Hogan, the Company’s Chief Executive Officer, and Richard J. Cathcart, the Company’s Vice Chairman, are independent and have no material relationship with the Company, in accordance with the NYSE rules for independence of directors generally and with categorical standards of independence included in the Corporate Governance Principles which are attached as Appendix A. Charles A. Haggerty has been appointed by the Board as its lead director. As lead director, Mr. Haggerty acts as the presiding director for all executive sessions of the independent Board members. The independent directors met in executive session, without management or Mr. Hogan present, five times in 2004.

Shareholder Communication with the Board of Directors

        Any shareholder who desires to communicate with the Board, non-management directors as a group or any individual director, including the lead director, may send a letter addressed to the same, c/o Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416. The Secretary has been instructed by the Board to forward such communications directly to the addressee(s).

Committees Of The Board

        The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the International Committee. Other than the International Committee, which meets once or twice a year, the committees generally hold meetings when the Board meets and additionally as needed. While management attends each committee meeting, independent directors generally also meet in executive session without management present.

Audit Committee

Role:	The Audit Committee is responsible, among other things, for assisting the Board with oversight of the Company’s accounting and financial reporting processes and audits of its financial statements, including the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of the Company’s external auditor and the performance of the Company’s internal audit function and of the external auditor. The Audit Committee is directly responsible for the appointment, compensation, terms of engagement (including retention and termination) and oversight of the work of the external auditor.

Meetings:	The Audit Committee held nine meetings in 2004.

Members:	The members of the Audit Committee are Karen E. Welke (Chair), Glynis A. Bryan, David A. Jones, Augusto Meozzi and Ronald L. Merriman (as of May 2004). All members have been determined to be independent under SEC and NYSE rules.

Report:	The Report of the Audit Committee can be found on page 22 of this Proxy Statement.

Charter:	The Audit Committee Charter can be found at: www.pentair.com/audit.html.

Financial Experts:	The Board has unanimously determined that all members of the Audit Committee are financially literate under NYSE rules and at least one member has financial management expertise. In addition, the Board has determined that Glynis A. Bryan qualifies as an “audit committee financial expert” under SEC regulations.

Compensation Committee

Role:	The Compensation Committee is responsible for setting and administering the policies that govern executive compensation. This includes establishing and reviewing executive base salaries, administering the Management Incentive Plan and the Executive Officer Performance Plan and administering equity-based compensation under the Omnibus Stock Incentive Plan. The Compensation Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance.

Meetings:	The Compensation Committee held seven meetings during 2004.

Members:	The members of the Compensation Committee are Charles A. Haggerty (Chair), Barbara B. Grogan, Stuart Maitland and William T. Monahan. All members have been determined to be independent under NYSE rules.

Report:	The Report of the Compensation Committee can be found on pages 11 to 15 of this Proxy Statement.

Charter:	The Compensation Committee Charter can be found at: www.pentair.com/compensation.html.

Governance Committee

Role:	The Governance Committee is responsible, among other things, for identifying individuals qualified to become directors of the Company and recommending to the Board nominees for election at annual meetings of shareholders; developing and recommending to the Board corporate governance principles applicable to the Company; and monitoring developments in director compensation and recommending to the Board changes in such compensation as appropriate. The Governance Committee also oversees the Company’s public policy issues and compliance with the Company’s Code of Business Conduct and Ethics.

Meetings:	The Governance Committee held five meetings in 2004.

Members:	The members of the Governance Committee are Barbara B. Grogan (Chair), Charles A. Haggerty, Stuart Maitland and William T. Monahan. All members have been determined to be independent under NYSE rules.

Charter:	The Governance Committee Charter can be found at: www.pentair.com/governance.html.

International Committee

Role:	The International Committee provides oversight of operations of the Company outside North America, and assists management in formulating growth, development and organizational strategies for the Company’s international business units.

Meetings:	The International Committee held two meetings in 2004.

Members:	The members of the International Committee are Augusto Meozzi (Chair), Barbara B. Grogan, Charles A. Haggerty, Randall J. Hogan, William T. Monahan and Karen E. Welke.

Charter:	The International Committee Charter can be found at: www.pentair.com/international.html.

Compensation Committee Interlocks and Insider Participation

        During 2004, the Compensation Committee was comprised of Charles A. Haggerty (Chair), Barbara B. Grogan, Stuart Maitland and William T. Monahan. During 2004, none of the members of the Compensation Committee were officers or employees of the Company and there were no interlock relationships.

PROPOSAL 1:   ELECTION OF DIRECTORS

Information About Directors

Board Composition

        The Company’s By-Laws provide for a Board of 10 members. The Board is divided into three classes with directors serving three-year terms but with the beginning date for each term staggered so that the term of only one class expires in any particular year. Vacancies may be filled by the Board or by election at a special meeting of shareholders. Any director appointed by the remaining directors to fill a vacancy is required to stand for election at the next meeting of shareholders. There was one such appointment in 2004, Ronald L. Merriman, who has been nominated to stand for election at the upcoming meeting.

Directors’ Attendance

        The Board held eight meetings in 2004. All directors attended at least 75% of the aggregate of all the meetings of the Board and all of the committees on which they served. The Company expects its directors to attend all of its annual meetings of shareholders. All of the directors attended the annual meeting in April 2004 with the exception of Ronald L. Merriman who was appointed to the Board after the annual meeting.

Director Qualifications

        The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Governance Committee, which recommends to the Board the names of qualified candidates to be nominated for election or re-election as directors. Recognizing that the contribution of the Board will depend not only on the character and capacities of the directors taken individually, but also on their collective strengths, the Governance Committee evaluates candidates in light of a number of criteria. Directors are chosen with a view to bringing to the Board a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. In addition, the Committee considers persons who have substantial experience outside the business community, such as in the public, academic or scientific communities.

        In considering possible candidates for appointment or election as a director, the Governance Committee and the Board are also guided by the following principles:

•	each director should be chosen without regard to sex, race, religion or national origin;

•	the Board must maintain at least a majority of independent directors, as required by the Corporate Governance Principles and the rules adopted by the SEC and the NYSE;

•	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•

each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency and be committed to enhancing long-term shareholder value.

        In 2004, the Governance Committee retained an independent consultant to advise it and to assist it to conduct a search for qualified candidates for one vacancy on the Board. A number of appropriate candidates were identified, selected and interviewed by Board and Governance Committee members, based on recommendations from the consultant. As a result, Ronald L. Merriman was appointed by the Board in April 2004 to fill the vacancy. As noted below, Mr. Merriman is standing for election at the 2005 Annual Meeting.

        Richard J. Cathcart was recently named Vice Chairman and given responsibility to lead Pentair’s growth initiatives with principal focus on international and organic growth. To heighten the focus on these important initiatives, the Board nominated Mr. Carthcart to serve as a director of the Company.

Shareholder Nominees

        The Governance Committee considers nominees for director recommended by shareholders, in addition to identifying candidates through other means. No candidates for director nominations were submitted to the Governance Committee by any shareholder in connection with the 2005 Annual Meeting. The Company’s By-Laws require that a shareholder give advance notice and furnish certain additional information in order to submit a nomination for election as a director. Any shareholder desiring to present a candidate for consideration by the Governance Committee should send a letter identifying the name of the candidate and summary of such person’s qualifications, along with such other supporting documentation described in Article 1, Section 10 of the By-Laws, to the Governance Committee addressed c/o Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416 no earlier than January 10, 2006 and no later than February 4, 2006 for consideration at the 2006 Annual Meeting. A copy of the By-Laws has been filed with the SEC and may be found by searching the EDGAR archives at www.sec.gov/edgar/searchedgar/webusers.htm. A copy also may be obtained from the Company free of charge by submitting a written request to the Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416.

Election of Directors

        The Board, upon recommendation of the Governance Committee, has nominated four persons as candidates to be elected as directors at the forthcoming Annual Meeting. Barbara B. Grogan, an incumbent director, and Richard J. Cathcart, Vice Chairman and President and Chief Operating Officer of the Company’s Water Technologies segment, have been nominated for three-year terms, expiring at the 2008 Annual Meeting of Shareholders. Ronald L. Merriman, who was appointed in 2004 to fill a vacancy on the Board, also has been nominated for a three-year term expiring at the 2008 Annual Meeting of Shareholders. Augusto Meozzi, an incumbent director, has been nominated for a two-year term expiring at the 2007 Annual Meeting of Shareholders. Six directors have terms of office that do not expire at this time and will continue to serve their full terms. Proxies cannot be voted for a greater number of directors than the number nominated in this proxy statement.

DIRECTORS STANDING FOR ELECTION

For a Two-Year Term Expiring at the 2007 Annual Meeting of Shareholders

Augusto Meozzi, director since 1999, age 65
        Mr. Meozzi serves as the Chair of the International Committee. Since June 2004, Mr. Meozzi has been President of the European operations of ISOLA Group, a world-wide producer of base materials. From April 2003 to May 2004, Mr. Meozzi was a member of the supervisory board of the ISOLA Group. From October 2002 until April 2003, he was the President and Chief Executive Officer of North American operations and from January 1998 through September 2002, he was the Chief Operating Officer of the ISOLA Group. From November 1992 to December 1997, he was Corporate Executive Vice President of the ISOLA Group.

For a Three-Year Term Expiring at the 2008 Annual Meeting of Shareholders

Richard J. Cathcart, nominee, age 60
        In February 2004, Mr. Cathcart was appointed Vice Chairman of the Company, and he has served as President and Chief Operating Officer of Pentair’s Water Technologies segment since January 2001. He was Executive Vice President and President of Pentair’s Water Technologies Group from February 1996 through December 2000 and Executive Vice President, Corporate Development from March 1995 through January 1996. Mr. Cathcart’s nomination was recommended by the Governance Committee.

Barbara B. Grogan, director since 1996, age 57
        Ms. Grogan serves as the Chair of the Governance Committee. She was Chairman and President of Western Industrial Contractors, Inc., a company which she founded specializing in machinery erection and installation, from 1982 to 2004. Ms. Grogan was Chairman of the Board of Directors of the Federal Reserve Bank of Kansas City, Denver Branch,

from 1989 to 1994, and currently is a director of Apogee, Inc., Committee for Economic Development, New York City and Volunteers of America, Colorado.

Ronald L. Merriman, nominee, age 60
        Mr. Merriman is a consultant with Merriman Partners, providing management consulting services to professional service firms. He served as Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000 and Executive Vice President of Ambassador Performance Group, Inc., a publicly-traded travel services business, from 1997 to 1999. From 1967 to 1997, Mr. Merriman was employed by KPMG, a global accounting and consulting firm, where he ultimately served as a Vice Chair and member of the Executive Management Committee. He is also a director and Chair of the Audit Committee of Cardio Dynamics International and a director and Chair of the Audit Committee of Corautus Genetics Inc. Mr. Merriman was recommended to the Company by the independent consultant retained by the Governance Committee.

DIRECTORS CONTINUING IN OFFICE

With a Term Expiring at the 2006 Annual Meeting of Shareholders

Charles A. Haggerty, director since 1994, age 63
        Mr. Haggerty serves as the Chair of the Compensation Committee and Lead Director. He is currently Chief Executive Officer of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty was Chief Executive Officer and Chairman of the Board of Western Digital Corporation, a maker of hard disc drives, from July 1993 until he retired as Chief Executive Officer in January 2000 and as Chairman in June 2000. Mr. Haggerty is a director and member of the Audit Committee of each of Imation Corp. and Engenio Information Technologies, Inc. He is also a director of Beckman Coulter, Inc. and Deluxe Corporation.

Randall J. Hogan, director since 1999, age 49
        Since January 1, 2001, Mr. Hogan has been the Chief Executive Officer of the Company. Mr. Hogan became Chairman of the Board on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was President and Chief Operating Officer of the Company. From March 1998 to December 1999, he was Executive Vice President and President of the Company’s Electrical and Electronic Enclosures Group. From February 1995 to August 1997, he was President of the Carrier Transicold Division of United Technologies Corporation. Mr. Hogan is also a director of Unisys Corporation.

David A. Jones, director since 2003, age 55
        Since 1996, Mr. Jones has been Chairman and Chief Executive Officer of Rayovac Corporation, one of the world’s leading battery and lighting device companies. From 1996 to April 1998, he also served Rayovac as President. From 1995 to 1996, Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones is also a director and member of the Audit Committee of Simmons Company and a director and member of the Audit and Compensation Committees of Tyson Foods, Inc.

With a Term Expiring at the 2007 Annual Meeting of Shareholders

Glynis A. Bryan, director since 2003, age 46
        Since 2001, Ms. Bryan has been the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services.

William T. Monahan, director since 2001, age 57
        From November 1995 to May 2004, Mr. Monahan was Chairman of the Board of Directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. Mr. Monahan is also a director and member of the Compensation Committee of Hutchinson Technology, Inc., a director, member of the Audit Committee and Chair of the Compensation Committee of The Mosaic Company and a director and member of the Human Resources and Customer Committees of Novelis Inc.

Karen E. Welke, director since 1995, age 60
        Ms. Welke serves as the Chair of the Audit Committee. She retired from Minnesota Mining and Manufacturing Company (“3M”), a diversified technology company, effective January 2002, after completing a two-year Loaned Executive commitment to Project Hope, a non-government, non-profit organization dedicated to achieving sustainable advances in health care around the world. From February 1995 to December 1999, Ms. Welke was Group Vice President, Medical Markets Group for 3M. Ms. Welke is also a director of Millipore Corporation.

The Board of Directors unanimously recommends a vote “FOR” each director nominee.

DIRECTORS’ COMPENSATION

        It is the Company’s philosophy that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value. Company employees, such as Mr. Hogan and Mr. Cathcart, are not and will not be separately compensated for service as a member of the Board. The Governance Committee of the Board has engaged an independent consultant to advise it on the compensation program for Board members. In 2004, non-employee directors were compensated as set forth below.

Annual Retainers

        Annual retainers for non-employee directors’ service on the Board and Board Committees are as follows:

Board Retainer	$40,000
Lead Director Supplemental Retainer (effective 11/1/2004)	20,000
Audit Committee Retainer	9,000
Other Committee Retainer (per committee)	4,000
Audit Committee Chair Supplemental Retainer	5,000
(increased to $20,000 effective 11/1/2004)
Compensation Committee Chair Supplemental Retainer	5,000

Attendance Fees

        For Board meetings, each director was paid $2,000 for personal attendance and $500 for attendance by telephone (or video conference). For committee meetings, directors were paid $1,500 for personal attendance ($2,000 for committee Chairs), and $500 for attendance by telephone (or video conference) for meetings lasting less than two hours. The directors were paid $2,500 ($3,000 for committee Chairs) for personal attendance and $1,000 for attendance by telephone (or video conference) for committee meetings lasting longer than two hours.

Deferred Compensation

        Under the current Compensation Plan for Non-Employee Directors, non-employee directors of the Company may elect to defer payment of all or a portion of their annual retainer and meeting fees in the form of share units. The value of a share unit is equal to the market value of a share of Common Stock. Share units carry no voting or investment power. The Company currently matches 15% of the amount of the annual retainer deferred in the form of share units. Currently, a portion of directors fees also may be paid in the form of share units under the equity compensation provisions of the plan; however, no such equity compensation was paid to any director in 2004.

Stock Option Plan

        The Outside Directors Nonqualified Stock Option Plan (the “Stock Option Plan”) provides for the automatic grant of options to purchase 10,000 shares of Common Stock to directors who are not employees of the Company. The Stock Option Plan offers alternative forms of payment of the exercise price including tendering Common Stock. No option granted under the Plan may extend for a period of more than 10 years from the date of the grant and no option exercise price may be less than the current market price of Common Stock on the date of award of such option. One-third of the options granted to each recipient become exercisable on each of the first three anniversaries of the date of grant. If a director exercises the stock option during the first five years of the option term by tendering Common Stock, the Company can grant to the director an option (“Reload Option”) to purchase a number of shares of Common Stock equal to the number of shares tendered. The Reload Option may be exercised during the remaining term of the original stock option period. The Reload Option exercise price is equal to the market price per share on the date the shares are tendered.

        In 2004, each non-employee director received an option to purchase 10,000 shares. Eight directors were granted options on February 25, 2004, at an exercise price of $26.45. Mr. Merriman was granted an option upon joining the Board, on April 30, 2004, at an exercise price of $29.795. Each option expires 10 years after the date it was issued. In addition, the following directors were granted Reload Options in 2004: Charles A. Haggerty, 10,994 shares; Stuart Maitland, 2,680 shares; and Augusto Meozzi, 1,214 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

        The following table contains information concerning the beneficial ownership of Common Stock as of March 1, 2005 by each director, by each executive officer listed in the Summary Compensation Table, by all directors and executive officers as a group and, as of December 31, 2004, by each person known to the Company to “beneficially own” more than 5% of its Common Stock.

Name of Beneficial Owner	Common Stock(a)	Share Units(b)	Right to Acquire within 60 days(c)	Restricted Stock(d)	ESOP Stock(e)	Total	Percent of Class(f)

Louis L. Ainsworth	84,389		209,034	33,309	1,446	328,178

Glynis A. Bryan		1,247	6,666			7,913

Richard J. Cathcart	94,512		190,039	50,685	3,759	338,995

Barbara B. Grogan	4,800	40,819	41,599			87,218

Charles A. Haggerty	52,926	51,813	24,329			129,068

David D. Harrison	117,663		197,516	63,425	701	379,305

Randall J. Hogan	276,233		978,475	212,599	848	1,468,155	1.5%

David A. Jones		3,223	6,666			9,889

Stuart Maitland	17,000	16,280	32,679			65,959

Augusto Meozzi	3,271	25,834	32,513			61,618

Ronald L. Merriman		300				300

William T. Monahan	3,000	16,890	29,999			49,889

Michael V. Schrock	64,916		223,370	123,461	848	412,595

Karen E. Welke	15,684	32,863	41,599			90,146

Directors and executive officers as
a group (17 persons)	809,459	189,270	2,150,819	550,346	22,946	3,722,841	3.7%

FMR Corp.(g)
82 Devonshire Street	5,371,558						5.3%
Boston, MA 02109

(a)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses has been disclaimed in some instances. Amounts listed do not include 943,140 shares held by the Pentair, Inc. Master Trust for various pension plans of the Company and its subsidiaries. The Trust Investment Committee of such Master Trust includes Randall J. Hogan, David D. Harrison, Frederick S. Koury and Michael G. Meyer. Although these individuals could be deemed under applicable Securities and Exchange Commission rules to “beneficially own” all of the shares held by these Plans because of their shared voting and investment power with respect to those shares, they disclaim beneficial ownership of such shares.

(b)	Represents share units paid under the Compensation Plan for Non-Employee Directors as to which the beneficial owner has no voting or investment power.

(c)	Represents stock options exercisable within 60 days from March 1, 2005.

(d)	Restricted shares issued pursuant to incentive plans as to which the beneficial owner has sole voting power but no investment power.

(e)	Represents shares owned as a participant in the Pentair Employee Stock Ownership Plan (“Pentair ESOP”). As of March 1, 2005, Fidelity Management Trust Company (“Fidelity”), the Trustee of the Pentair ESOP, held 3,877,595 shares of Common Stock (4%). Fidelity disclaims beneficial ownership of all shares. The Pentair ESOP participants have the right to direct the Trustee to vote their shares although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(f)	Less than 1% unless otherwise indicated.

(g)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. As of December 31, 2004, FMR Corp. and related persons, including Edward C. Johnson III, Abigail P. Johnson and its wholly-owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, collectively had sole voting power over 1,541,218 shares and sole dispositive power over 5,371,558 shares.

COMPARATIVE STOCK PERFORMANCE GRAPH

        The following graph sets forth the cumulative total shareholder return on the Common Stock for the last five fiscal years, assuming the investment of $100 on December 31, 1999 and the reinvestment of all dividends since that date to December 31, 2004. The graph also contains for comparison purposes the S&P 500 Index and the S&P MidCap 400 Index, assuming the same investment level and reinvestment of dividends.

        By virtue of its market capitalization, Pentair is a component of the S&P MidCap 400 Index. On the basis of the Company’s size and diversification of businesses, a readily identifiable peer group has not been found. The Company believes the S&P MidCap 400 Index is an appropriate comparison. The Company has evaluated other published indices, but has determined that the results are skewed by significantly larger companies included in the indices. The Company believes such a comparison would not be meaningful.

Comparison of Five-Year Cumulative Return
Fiscal Year Ended December 31

Company/Index	Base Period Dec99	INDEXED RETURNS Years Ending
		Dec00	Dec01	Dec02	Dec03	Dec04

PENTAIR INC	100	64.10	98.94	95.45	128.91	249.36
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
S&P MIDCAP 400 INDEX	100	117.51	116.80	99.85	135.41	157.73

REPORT OF THE COMPENSATION COMMITTEE

Executive Compensation

Committee Role

        The Compensation Committee (the “Committee”) is responsible for setting and administering the policies that govern executive compensation. This includes establishing and reviewing executive base salaries, administering the Management Incentive Plan and the Executive Officer Performance Plan and administering equity-based compensation under the Omnibus Stock Incentive Plan, including the approval of all bonuses and awards under those plans, based upon analysis provided by the outside consultant retained by the Committee. The Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance. Reports of the Committee’s actions and recommendations are reviewed with the full Board. The Committee is composed entirely of independent, non-employee directors. The Committee’s Charter can be found at www.pentair.com/compensation.html.

        The purpose of this report is to summarize the philosophical principles, specific program elements and other factors considered by the Committee in making decisions about executive compensation.

Pentair’s Compensation Philosophy

        The principles guiding the executive compensation program are designed to ensure an appropriate linkage between executive compensation and creation of shareholder value and provide a framework for making pay decisions. The specific objectives include:

•	to motivate and reward executives for the achievement of financial and strategic objectives at a superior level and the creation of long-term shareholder value;

•	to encourage innovation and growth;

•	to recognize outstanding performance;

•	to attract and retain top-quality executives and key employees by providing competitive compensation opportunities;

•	to encourage broad-based employee stock ownership; and thereby

•	to align management and shareholder interests to foster a shared sense of direction, ownership and commitment.

Comparative Framework

        The Committee has established external competitive benchmarks that it believes support the guiding principles outlined above for each element of compensation. For 2004, the market for assessing compensation was defined as general manufacturing companies with revenue comparable to the Company (revenues of approximately $1 billion — $5 billion) and a group of specific comparator companies (the “Comparator Group”). These companies were identified by the Committee based upon the analysis and recommendations of its independent outside consultants and include business competitors of the Company or its business units, similarly structured broadly diversified organizations, and competitors for executive talent.

        In making its recommendations to the Board concerning executive officer compensation, the Committee annually reviews and evaluates the Company’s performance and the compensation and equity ownership of its executive officers. In conducting the review for 2004, the Committee considered comparative data prepared by Mellon Human Resources & Investor Solutions, the Committee’s outside consultant for executive compensation.

        Comparative data was obtained from a number of sources, including proxy statements, publicly available information and surveys by consulting firms. The comparative data was used to determine appropriate compensation levels relative to the Company’s target pay position objectives.

The Committee’s target pay objectives were as follows:

•	Base salary – focusing on the market value of each job, the executives’ base salary ranges are targeted at the 50th percentile of the Comparator Group.

•	Annual incentives – reinforcing the need to successfully achieve annual business success, bonus opportunities under the Management Incentive Plan (“MIP”) or the Executive Officer Performance Plan (“EOPP”) are intended to provide competitive total cash compensation (base salary plus annual incentives) based on the achievement of performance goals at the Company or business unit level. If the Company attains its targeted performance goals, total cash compensation levels will be approximately halfway between the 50th and 75th percentiles of the Comparator Group. If the Company attains superior performance levels, total cash compensation will exceed the 75th percentile of the Comparator Group.

•	Long-term incentives – emphasizing compensation that is tied to building and sustaining the Company’s value through stock performance over time, opportunities provided under the long-term incentive program are targeted to fall between the 50th and 75th percentiles of ongoing long-term incentive values of the Comparator Group. If the Company’s stock attains superior performance levels, ongoing long-term incentive values will exceed the 75th percentile of the Comparator Group.

•	Employee and executive benefits – levels will reflect competitive market levels.

Program Elements

•	Base salaries – the Committee developed base salary ranges specific to each executive based on the market value of the position. Based on various factors, including individual performance, experience and level of responsibility, the executive’s salary is established within a range of 20% of the midpoint. All base salary increases are reviewed and approved for officers and non-officer executives in December of each year.

•	Annual incentive compensation plan – executives and other managers were eligible for annual performance-based cash awards under the Company’s MIP or EOPP. Participants were eligible for cash bonuses depending on position and level or scope of responsibility in the organization. The Committee has the sole discretion to determine in which plan eligible employees will participate. No employee may participate in both the MIP and the EOPP for the same performance period.

In making changes to the compensation programs of Pentair, the Committee considers external market, industry and peer company practices, as well as Pentair’s human resource and compensation philosophies and practices. On an annual basis, each element of the executive compensation program is reviewed by the Committee for continuing appropriateness and reasonableness. Performance measures and targets for the Company’s short- and long-term incentive programs are reviewed and approved in February each year.

Actual awards were paid in cash following the final audit of the year’s performance and approval by the Committee. Executive awards were calculated individually by comparing actual performance against pre-established goals and weighting each goal in accordance with the MIP or EOPP. The plans are designed to be self-funded through performance improvements, and awards generally are not paid to business units that are not profitable. Participants can elect to defer all or a part of their payout. The committee has the discretion to increase (MIP only) or decrease (MIP and EOPP) awards, in order to better accomplish the objectives of the MIP and EOPP.

o	MIP – MIP awards for 2004 were based on actual performance against four performance measures: revenue growth, free cash flow, return on invested capital (“ROIC”) and individual goals tied to strategy deployment initiatives. The weighting of the four measures was established to reinforce corporate goals, strategies, line-of-sight responsibilities and the performance expectations of each unit. The target performance goals represent “aggressive” performance targets that are reviewed and approved by the Committee at the start of each plan year.

For 2004, MIP awards for Pentair Water were calculated based on the Pentair Water business unit results for January through July, using pre-acquisition targets. Following the acquisition of WICOR Industries, the Water targets were revised to be based on total segment performance and the ROIC target was revised to incorporate the acquisition of the WICOR business. The combined Pentair Water MIP awards for July through December were calculated based on these revised targets.

o	EOPP – EOPP awards were based on four quantitative performance measures: revenue growth, free cash flow, ROIC, and earnings before interest, depreciation and amortization (“EBITDA”). The Committee also looks at strategy deployment metrics as one of the factors in determining whether the EOPP bonus should be reduced to reflect strategy deployment performance. The Chief Executive Officer (“CEO”) was the only participant in the EOPP in 2004.

•	Long-term incentives – to encourage ownership in the Company and to align executives’ interests with those of shareholders, the Company provides equity grants under the Omnibus Stock Incentive Plan. Specifically, long-term incentive compensation is awarded in the form of stock options and restricted stock.

On an annual basis, individual grant levels are established based on market values of the Comparator Group. For 2004, the target grant approximated halfway between the market 50th and 75th percentiles. Each executive’s long-term target incentive grant value has an associated minimum and maximum award equal to 80% and 120% of the target, respectively. The Committee determines the actual grant (within 20% of target range) for the CEO, and approves grant levels for other executives. All stock incentive grants are reviewed and approved for officers and non-officer executives in February. New hire stock grants are approved, as needed, throughout the year.

Actual awards are allocated between stock options and restricted stock. Approximately two-thirds of the total award value is targeted to be delivered in the form of stock options, with the number of options determined using the Black-Scholes valuation method. Options vest over three years, in equal annual installments, and expire ten years from the date of grant. The remaining portion of the total award value is targeted to be delivered in the form of restricted stock, with the number of shares based on the fair market value of the stock. The restricted shares vest in one-half increments, on the third and fourth anniversaries of the date of grant.

Stock Ownership Guidelines

        The Committee and the Board have established stock ownership guidelines for executive officers and other key employees to motivate them to become significant shareholders and to further encourage long-term performance and Company growth. The Committee determined that, over a period of no less than five years from appointment, key employees should accumulate and hold Common Stock equal to a multiple of base salary as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)

Chief Executive Officer	At least 3x base salary

Senior Corporate Officers	2-3x base salary

Corporate Officers and Subsidiary Presidents	1-2x base salary

        The Committee considers making incentive grants of restricted stock based on the increase in ownership during the preceding year. These grants (made under the current Omnibus Stock Incentive Plan) vest in one-half increments on the third and fourth anniversaries of the grant. The size of the grant is equal to 10% of the increase in Common Stock owned by the individual during the year if the annual ownership target is met, but limited to 10% of the annual ownership target if the targeted ownership level had already been achieved. For 2004, restricted share awards of 4,596 shares of Common Stock were granted under these guidelines to seven key employees.

Compensation of the Chief Executive Officer

        The base salary, annual bonus and long-term equity incentives paid to Mr. Hogan in 2004 were generally determined in accordance with the guidelines described above, and his compensation was comprised of the same general elements as for all executive officers. The Board has a formal rating process for evaluating the performance of the CEO. The rating process included a self-evaluation rating by the CEO, along with an evaluation and rating (with commentary) from all directors. The Chairman of the Committee provided a consolidated rating report and chaired a discussion with the Board members without the CEO present. From that discussion, the performance rating was finalized and the Committee Chair reviewed the final rating results and commentary with the CEO. The performance rating is then taken into account in the Board’s adoption of goals and objectives for the CEO for the following year.

Base Salary

        Mr. Hogan’s base salary was $820,000 as of January 1, 2004, in accordance with the Committee’s guideline of establishing the CEO’s base salary at the 50th percentile for companies of a comparable size as projected based on 2003 performance. This resulted in a 9% increase in Mr. Hogan’s base salary over 2003.

Bonus

        Mr. Hogan’s bonus was determined under the EOPP. During 2004, Mr. Hogan was the only officer participating in the EOPP. EOPP awards are determined based on a participant’s bonus opportunity and a corporate performance factor. For 2004, the maximum individual bonus for Mr. Hogan was $3,500,000. In administering the EOPP and in establishing bonus awards thereunder, the Committee does not have the discretion to pay participants more than the bonus amount indicated by the pre-established goals. The Committee has the discretion and flexibility, however, based on its business judgment, to reduce this amount, taking into consideration a number of factors including performance against strategy deployment initiatives. For 2004, in determining whether or not to reduce the award, the Committee considered the Company’s performance against its peers for the year and the prior three-year period as well as its performance relative to the achievement of its strategic objectives.

        For 2004, the EOPP measured performance based on four quantitative measures: revenue growth, free cash flow, return on invested capital, and earnings before interest, depreciation and amortization (“EBITDA”). The Committee assigned to each performance measure a weighting to reinforce corporate goals, strategies and opportunities. For 2004, all of the performance factors were met. In accordance with the terms of the EOPP, Mr. Hogan earned with respect to 2004 a bonus equal to $2,113,552, which was paid in cash in 2005 following final calculation of the amount and approval by the Committee and the Board.

Long-Term Equity Incentives

        The Committee computed Mr. Hogan’s grants in 2004 under the Omnibus Stock Incentive Plan based on the average of the 50th and 75th percentile of comparable grant practices at comparable companies. The award was a combination of 93,428 restricted shares and 300,000 stock options.

Compensation Committee Process

        The Committee meets approximately eight times each year to discuss, review and approve various matters relating to the administration of the Company’s executive compensation and all employee benefit plans. The annual agenda for Committee meetings is established at the beginning of the year. Each regular meeting is scheduled for approximately two hours and requires the preparation and distribution of written materials to Committee members one week prior to the scheduled meeting. The Committee’s compensation consultant reviews all committee meeting materials and attends all meetings. At the close of each Committee meeting, the Committee conducts an executive session without management present.

        In making changes to the compensation programs of Pentair, the Committee considers external market, industry and peer company practices, as well as Pentair’s human resource and compensation philosophies and practices. On an annual basis, each element of the executive compensation program is reviewed by the Committee for continuing appropriateness and reasonableness. Performance measures and targets for the Company’s short- and long-term incentive programs are reviewed and approved in February each year. When reviewing awards, the Committee considered the Company’s performance against its peers for the year and the prior three-year period as well as its performance relative to the achievement of its strategic objectives. All base salary increases and stock incentive grants are reviewed and approved for officers and non-officer executives in December and February, respectively. New hire stock grants are approved, as needed, throughout the year.

Changes in Compensation

        For 2005 compensation, the Committee revised the comparator peer group in response to the Company’s transformation resulting from the acquisition of WICOR Industries and the divestiture of its Tools segment. The group of specific comparator companies was revised to remove power tool companies and include additional comparator companies for our Water Group. The process to choose peer companies included interviews with senior Pentair executives and a review of the Standard & Poor’s Research database for comparable companies. Companies chosen as peer companies were targeted to be similar to Pentair in size (between one-third and three times Pentair’s revenues), publicly traded, headquartered in the U.S., and engaged in one or more manufacturing sectors.

        On February 23, 2005, the Committee established the performance goals for 2005 pursuant to the EOPP. For 2005, all executive officers are participants in the EOPP. The EOPP goals were ratified by the Board of Directors on February 24, 2005. Each of the executive officers may earn cash bonuses based on their bonus opportunity percent and the Company’s performance. Total company and business segment performance goals for 2005 were set for revenue growth, free cash flow, return on invested capital, and earnings before interest, taxes, depreciation and amortization.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the four other most highly compensated officers. Performance-based compensation that has been approved by shareholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of “outside directors” (as defined under Section 162(m)). All members of the Compensation Committee qualify as “outside directors.”

        The Company’s policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive and motivational performance-based compensation.

Compensation Committee
Charles A. Haggerty, Chair
Barbara B. Grogan
Stuart Maitland
William T. Monahan

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company and one former executive officer of the Company whose salary and bonus earned in 2004 exceeded $100,000.

		Annual Compensation					Long-Term Compensation
							Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(a) ($)		Other Annual Compensation(b)		Restricted Stock Awards(c) ($)	Securities Underlying Options(d)	LTIP Payouts ($)	All Other Compensation ($)(e)
Randall J. Hogan	2004	820,000	2,113,552		—		2,183,867	383,687	217,073	11,805
Chief Executive Officer	2003	755,000	1,119,023		—		1,034,309	238,200	199,295	13,050
	2002	692,500	692,500		—		133,135	297,988	125,126	9,126

Richard J. Cathcart	2004	420,000	640,379		—		472,465	168,543	106,697	17,299
President and Chief Operating Officer,	2003	388,000	375,000		—		244,580	100,162	102,486	14,295
Water Technologies Segment	2002	374,750	167,752		—		14,803	68,000	89,203	12,478

David D. Harrison	2004	415,000	570,487		—		586,918	239,720	104,717	13,784
Executive Vice President,	2003	390,000	302,047		—		400,696	88,000	96,267	16,711
Chief Financial Officer	2002	376,250	227,514		—		28,939	78,988	8,667	12,709

Michael V. Schrock	2004	370,000	506,291		—		457,600	126,704	64,694	14,099
President and Chief Operating	2003	350,000	341,582		—		259,327	64,000	60,936	15,261
Officer, Enclosures Segment	2002	318,125	135,566		140,359	(f)	9,659	68,000	54,705	10,814

Louis L. Ainsworth	2004	330,000	369,948		—		332,381	89,750	63,679	12,751
Senior Vice President and	2003	315,000	179,191		—		181,896	47,254	59,181	13,880
General Counsel; Secretary	2002	302,850	162,782		—		—	56,988	52,009	9,879

Charles M. Brown	2004	258,720	1,019,922	(h)	—		366,080	70,000	9,600	3,699
Former President and Chief Operating	2003	130,096	150,000		—		286,090	64,000	1,470	534
Officer of Tools Segment(g)

(a)	Represents cash bonuses accrued by the Company for the year even if paid after December 31.
(b)	Other annual compensation includes perquisites and other personal benefits, securities or property. Disclosure is required only if the amount exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. Information has been included only for those named executive officers who have met the reporting threshold.
(c)	The restricted stock awards reflected in the table were made pursuant to the Company’s executive compensation programs. Restricted stock awards are subject to vesting as determined by the Compensation Committee. The value of restricted stock awards reflected in the table is based on the closing market price of the Common Stock on the date of grant. As of December 31, 2004, the following restricted stock awards (not yet earned) were held by each of the named executives (based on the December 31, 2004 closing price of $43.56): Hogan 165,394 shares or $7,204,563; Cathcart 39,868 shares or $1,736,650; Harrison 50,992 shares or $2,221,212; Schrock 52,706 shares or $2,295,873; Ainsworth 26,166 shares or $1,139,791. Holders of restricted stock are entitled to receive dividends paid on such shares. Restricted stock holdings have been adjusted to reflect the Company’s 2-for-1 stock split in 2004.
(d)	Option grants in 2004 included options for an aggregate of 352,404 shares granted to Hogan, Cathcart, Harrison, Schrock and Ainsworth as “Reload Options.” See footnote (a) to Option Grants in 2004 table below. Option grants shown for 2002, 2003 and 2004 have been adjusted to reflect the Company’s 2-for-1stock split in 2004.
(e)	Includes Company contributions to the Retirement Savings and Stock Incentive Plan and the Employee Stock Purchase and Bonus Plan and life insurance premiums paid by the Company on behalf of the named executive officer.
(f)	Includes relocation expenses of approximately $120,452 and the balance of this amount reflects the value of benefits provided under a flexible perquisite program available to certain executives for the reimbursement of certain business-related expenses, including automobile expenses, membership fees and professional fees (including tax preparation costs). The program includes an annual benefit of up to $20,000, plus a one-time benefit of up to $50,000 for certain membership fees.
(g)	Mr. Brown ceased to be an executive officer effective after the close of business on October 4, 2004, as he remained with the Company’s Tools Group after the Company sold it to Black & Decker Corporation.
(h)	Of the bonus amount, $100,000 was part of a deferred hiring bonus and $343,000 was related to the closing of the sale of the Company’s Tools Group.

Stock Options

        The following tables summarize option grants to and exercises by the Chief Executive Officer and the executive officers named in the Summary Compensation Table above during 2004, and the values of the options held by such persons at the end of 2004. Option grants shown in the table below include both incentive stock options and non-qualified stock options. Option grants shown have been adjusted to reflect the Company’s 2-for-1 stock split in 2004.

Option Grants in 2004

Name	Number of Securities Underlying Options Granted(a)	% of Total Options Granted to Employees in Fiscal 2004	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Randall J. Hogan	300,000	12.09%	$22.88	01/02/2014	$4,316,733	$10,939,448
	36,680	1.48%	$31.01	01/02/2011	$386,841	$877,610
	47,007	1.89%	$40.80	01/03/2010	$529,876	$1,170,888

	383,687	15.46%			$5,233,450	$12,987,946

Richard J. Cathcart	88,000	3.55%	$22.88	01/02/2104	$1,266,242	$3,208,905
	38,584	1.55%	$30.01	01/03/2010	$393,799	$893,395
	12,128.49%		$30.01	01/02/2011	$148,169	$345,296
	20,531.83%		$40.07	01/02/2012	$334,912	$780,488
	9,300.37%		$40.07	01/02/2013	$177,924	$426,160

	168,543	6.79%			$2,321,046	$5,654,244

David D. Harrison	110,000	4.43%	$22.88	01/02/2014	$1,582,802	$4,011,131
	14,978.60%		$26.70	02/23/2010	$136,009	$308,557
	55,047	2.22%	$32.79	02/23/2010	$613,870	$1,392,661
	6,054.24%		$26.30	01/02/2011	$64,819	$151,055
	6,244.25%		$32.79	01/02/2011	$69,631	$157,970
	11,163.45%		$38.72	01/02/2011	$147,000	$333,493
	3,285.13%		$32.79	01/02/2012	$43,851	$102,191
	19,715.79%		$38.72	01/02/2012	$310,766	$724,217
	13,234.53%		$38.72	01/02/2013	$244,658	$585,998

	239,720	9.64%			$3,213,406	$7,767,273

Michael V. Schrock	88,000	3.55%	$22.88	01/02/2014	$1,266,242	$3,208,905
	11,690.47%		$26.265	01/02/2011	$124,995	$291,292
	10,023.40%		$32.49	01/03/2010	$89,970	$198,811
	16,991.68%		$32.49	10/22/2011	$224,735	$523,728

	126,704	5.10%			$1,705,942	$4,222,736

Louis L. Ainsworth	70,000	2.82%	$22.88	01/02/2014	$1,007,238	$2,552,538
	1,272.05%		$27.485	01/02/2011	$14,233	$33,168
	9,727.39%		$33.97	01/03/2010	$91,291	$201,728
	8,751.35%		$40.80	01/03/2010	$98,644	$217,977

	89,750	3.61%			$1,211,406	$3,005,411

Charles M. Brown	70,000	2.82%	$22.88	07/01/2006	$164,164	$336,336

(a)	Generally one-third of each grant becomes exercisable on each of the first three anniversaries of the date of grant. The exercise price for the options granted is the closing market price of the Common Stock as of the date of grant. Stock options can be granted for terms up to 10 years. If the employee exercises the stock option during the first five years of the option term by tendering Company common shares owned by that employee, the Committee can grant to the employee an option (“Reload Option”) to purchase common shares equal to the number of shares tendered. The Reload Option may be exercised during the remaining term of the original stock option period. The Reload Option exercise price is equal to the market price per share on the date the shares are tendered.

Aggregate Option Exercises in 2004 and Value at End of 2004

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at End of 2004 Exercisable (E) Unexercisable (U)		Value of Unexercised In-the-Money Options at End of 2004 Exercisable (E) Unexercisable (U)
Randall J. Hogan	206,000	$4,370,357	E	702,075	E	$17,679,408
			U	555,800	U	$12,812,008

Richard J. Cathcart	217,712	$4,065,562	E	161,659	E	$2,706,079
			U	153,336	U	$3,509,076

David D. Harrison	267,332	$4,806,299	E	136,708	E	$1,456,685
			U	192,668	U	$4,415,324

Michael V. Schrock	78,332	$1,192,057	E	150,036	E	$3,296,622
			U	153,336	U	$3,509,076

Louis L. Ainsworth	51,076	$879,640	E	168,180	E	$4,172,994
			U	117,336	U	$2,671,287

Charles M. Brown	0	$0	E	134,000	E	$2,927,600
			U	0	U	$0

Retirement Benefit Plans

        The Company maintains a tax-qualified defined benefit pension plan covering certain non-bargaining, salaried U.S. employees and an excess benefit plan covering certain highly-paid employees. Benefits under each plan are based on a participant’s high five-year average eligible earnings, which generally include salary and bonus.

        The Company maintains an unfunded, nonqualified Supplemental Executive Retirement Plan (“SERP”) for corporate officers and subsidiary presidents (including all executive officers). The annual retirement benefit, expressed as a lump sum, is equal to the product of 15 percentage points for each year of service times the high five-year average eligible earnings with no reductions for Social Security or qualified pension benefits. SERP benefits are payable as early as the attainment of age 55 and completion of five years of service under the most recent plan and, are converted into and received in the form of a term certain or joint and survivor annuity.

        Each of these officers is eligible to participate in a nonqualified deferred compensation plan (the Sidekick Plan). The plan permits participants to elect to defer up to 25% of base salary and 100% of the MIP and EOPP bonus, and self-direct the investments into a variety of mutual funds. Participants receive a company-provided match of deferrals up to the maximum match that would have been available under the qualified 401(k) plan had the original match not been limited due to compensation and non-discrimination testing limits.

        The following estimated annual amounts are payable from the qualified pension (as a life annuity), excess plan and SERP (as a fifteen year term annuity) upon retirement to the named executive officers, assuming retirement at age 65 and each final salary is the same as that at January 1, 2005: Hogan ($786,352); Cathcart ($387,821); Harrison ($276,219); Schrock ($276,034); Ainsworth ($205,162). Mr. Brown’s benefits under these plans were not vested at the time he ceased to be an executive officer of the Company.

Employment Agreement and Change in Control Arrangements

        The Company has an Employment Agreement with Richard J. Cathcart, the Vice Chair and President and Chief Operating Officer of the Water Technologies segment. The Employment Agreement provides that if Mr. Cathcart’s employment is terminated at any time prior to his normal retirement date (as determined under the primary defined benefit pension plan applicable to Mr. Cathcart), unless terminated “For Cause” as defined in the agreement, then Mr. Cathcart is entitled to receive certain severance benefits. Prior to reaching age 62, he is entitled to a payment of three times his annual cash compensation, at age 62 he is entitled to an amount equal to his annual cash compensation and from age 63 on there is no cash payment amount. The amount of this payment is subject to reduction if the average performance of the Water Technologies segment (or any other segment for which Mr. Cathcart has responsibility during the applicable period) for the three fiscal years preceding termination does not meet the specified criteria. Mr. Cathcart is also entitled to receive outplacement services, medical benefits, full vesting in the accrued benefit under the SERP plus any additional benefits he would have received if employment had continued until age 62. In addition, the agreement provides for the vesting of restricted stock awards and stock options, as well as a formula for calculating payment of outstanding performance-based awards. The Employment Agreement also contains a covenant against competition by Mr. Cathcart.

        The Company and Michael Schrock, President and Chief Operating Officer of the Enclosures Segment, have entered into a Confidentiality and Non-Competition Agreement which requires Mr. Schrock to devote his full-time and energy to furthering the Company’s business and which prohibits Mr. Schrock, during or after his term of employment, from disclosing or using for his own benefit or the benefit of another confidential information that he may learn or acquire during his employment with the Company. The Confidentiality and Non-Competition Agreement also contains a covenant against competition by Mr. Schrock.

        The Company’s key corporate executives and business unit leaders (including all executive officers) have entered into agreements with the Company that provide for contingent benefits in the event of a change in control of the Company (except in certain limited circumstances). Such benefits include:

a.	bonus awards for the year in question to be made under the MIP or EOPP;

b.	immediate vesting of all unvested stock options, termination of all restrictions on shares issued under the Omnibus Stock Incentive Plan, and payment for ICUs and performance units without regard to the plan’s forfeiture provisions;

c.	reimbursement of any excise taxes triggered by payments to the executive;

d.	the cost of an executive search agency;

e.	short-term replacement coverage for Company-provided group medical, dental and life insurance policies;

f.	amount of non-vested benefits under any of the Company’s tax-qualified deferred compensation plans;

g.	the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and

h.	severance pay equal to 300% (for the Chief Executive Officer), 250% (for the Company’s other executive officers and business unit presidents) or 200% (for all other applicable executives) of annual compensation for terminated employees; guaranteed salary, benefit and bonus levels for continuing employees for up to a three-year period.

Each of these agreements also requires the executive to devote his or her best efforts to the Company or its successor during the three-year period, to maintain the confidentiality of Company information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with the Company or its successor.

        The MIP and the EOPP also contain provisions that apply in the event of a change in control. For the year in which a change in control occurs, awards for such year are determined by using the participants’ annual base salary as in effect immediately before the change in control and by assuming the performance goals for that year have been attained. Outstanding awards must be paid to the participant within 10 days of the change in control. In addition, certain requirements are modified or eliminated, including the requirement that a participant remain employed through the end of the applicable incentive period, completion of an annual audit, review and approval by the Compensation Committee and the minimum operating income requirement. The EOPP also includes a provision that eliminates the Compensation Committee’s discretion to reduce awards.

        In addition, the Omnibus Stock Incentive Plan permits the Compensation Committee, upon a change in control of the Company, to cancel all outstanding options granted under the plan, whether or not exercisable, and authorize payment of the “spread” between the exercise price of the options and the then current market value of the underlying stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table summarizes, as of December 31, 2004, information about compensation plans under which equity securities of Pentair are authorized for issuance:

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans
approved by security holders	5,317,684(2)	$ 21.0936	11,219,451(3)
Equity compensation plans not
approved by security holders	169,334(4)	$ 17.2249	—

Total	5,487,018	$ 20.9742	11,219,415

(1)	All amounts have been adjusted to reflect the Company’s 2-for-1 stock split in 2004.

(2)	Represents options to purchase shares of Common Stock granted under the Omnibus Stock Incentive Plan and the Outside Directors Nonqualified Stock Option Plan.

(3)	Represents securities remaining available for issuance under the Omnibus Stock Incentive Plan and Outside Directors Nonqualified Stock Option Plan. No more than 20% of the shares available for issuance under the Omnibus Stock Incentive Plan (approximately 2,208,000 under the current plan) may be used to make awards other than stock options.

(4)	Represents options to purchase Common Stock granted pursuant to certain individual stock option agreements described below.

        Individual Stock Option Agreements.   On January 2, 2001, the Company awarded each of Randall J. Hogan (currently the Company’s Chairman and Chief Executive Officer) and Winslow H. Buxton (former Chairman of the Board effective April 30, 2002) an option to purchase 48,000 shares of Common Stock pursuant to individual stock option agreements. These options have an exercise price of $11.375 per share. The options awarded Randall J. Hogan vested in three equal annual installments, commencing one year after the date of grant, and the options awarded to Winslow H. Buxton became fully vested and exercisable on April 30, 2001. In addition, on February 27, 2002, the Company awarded Mr. Buxton an option to purchase 364,000 shares of the Common Stock pursuant to an individual stock option agreement in lieu of any compensation, fees or other benefits to which Mr. Buxton would have otherwise been entitled as a non-employee member of the Board. This option has an exercise price of $19.5391 per share and vested in three equal annual installments, commencing one year after the date of grant. In each case, the options expire 10 years after the date of grant and the exercise price of the options was the closing price of Common Stock on the date of grant. If a “Change in Control” (as defined in the Company’s Key Executive Employment and Severance Agreements) of the Company occurs, then all the options become immediately exercisable. All share numbers and per share amounts described in this paragraph have been changed to reflect the Company’s 2-for-1stock split in 2004.

        Burn Rate.   Our three-year average burn rate is approximately 2.60% when calculated using the guidelines published by Institutional Shareholder Services (ISS). Under ISS guidelines, the “burn-rate” is the total number of equity awards granted in any given year divided by the number of common shares outstanding, with a premium applied to grants of restricted stock. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained by the Company.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is responsible for assisting the Board with oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements and internal control over financial reporting, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory financial and accounting requirements, the independence and qualifications of the Company’s external auditor and the performance of the Company’s internal audit function and of the external auditor. The Audit Committee is directly responsible for the appointment, compensation, terms of engagement (including retention and termination) and oversight of the work of the external auditor. The Audit Committee’s charter can be found at: www.pentair.com/audit.html.

        The Board has determined that all of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules for independence of Audit Committee members. The Audit Committee held 9 meetings in 2004. The Audit Committee has the opportunity to meet in executive session, without management present, and with the independent auditors, without management present, and did so at least once during 2004.

        The Audit Committee has (a) reviewed and discussed the Company’s audited financial statements with management and the Company’s independent auditors, Deloitte & Touche LLP; (b) reviewed and discussed with management, the internal auditors and Deloitte & Touche LLP the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2202, including the reports by management and Deloitte & Touche LLP on the Company’s internal control over financial reporting; (c) discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61; (d) received from the auditors disclosures regarding the auditors’ independence in accordance with Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and (e) considered whether the level of non-audit services provided by Deloitte & Touche LLP is compatible with maintaining the independence of its auditors.

        Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2004 be included in the Company’s 2004 Annual Report on Form 10-K for filing with the SEC. In addition, available members of the Audit Committee reviewed the Company’s 2004 quarterly results prior to public release.

        The Audit Committee also reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work.  In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditor.  Any permitted non-audit services to be performed by the independent auditor must be pre-approved by the Audit Committee after the Committee is advised of the nature of the engagement and particular services to be provided.  The Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2004. Responsibility for this pre-approval may be delegated to one or more members of the Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting.  The Audit Committee may not delegate authority for pre-approvals to management.

Audit Committee
Karen E. Welke, Chair
Glynis A. Bryan
David A. Jones
Augusto Meozzi
Ronald L. Merriman

PROPOSAL 2:   RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2005

        Deloitte & Touche LLP, independent certified public accountants, have been the auditors for the Company since 1977. The Audit Committee has selected Deloitte & Touche LLP to continue as the Company’s independent auditors for 2005. The Board requests that the shareholders ratify such appointment. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee will make another appointment effective for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditor at anytime it believes such change would be in the best interests of the Company and its shareholders.

        Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions. Further information about the services of Deloitte & Touche, including the fees paid in 2003 and 2004, is set forth below.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP.

INDEPENDENT AUDITOR FEES

        During fiscal year 2004, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), provided various audit, audit-related, tax and other permitted non-audit services to the Company as follows (in thousands):

		2004	2003
a)	Audit fees, including aggregate fees for the audits of the
	Company’s annual financial statements and the effectiveness of
	internal controls over financial reporting, reviews of the
	Company’s quarterly financial statements, statutory audits and review of SEC filings	$3,347	$2,089
b)	Audit-related fees, including acquisitions and divestitures,
	systems internal control assessments, employee benefit plan
	audits, accounting research and certain other attest services	598	475

	Total audit and audit-related fees	3,945	2,564

c)	Tax fees, including tax consulting and tax return preparation	1,673	1,366
d)	All other fees, including actuarial services provided prior to May 2004	402	527

	Total fees paid to Deloitte Entities	$6,020	$4,457

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms furnished to the Company and written representations from the Company’s officers and directors, the Company believes that all of its directors and officers complied on a timely basis with Section 16(a) filing requirements for the fiscal year ended December 31, 2004.

FUTURE PROPOSALS

        The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the SEC is November 21, 2005. A shareholder who otherwise intends to present business at the 2006 Annual Meeting must comply with the requirements set forth in the Company’s By-Laws. The By-Laws state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the By-Laws to the Secretary of the Company not less than 45 days nor more than 70 days prior to the first annual anniversary of the date the Company first mailed its proxy statement to shareholders in connection with the immediately preceding annual meeting. Accordingly, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by February 4, 2006. If the notice is received after February 4, 2006, then the notice will be considered untimely and the Company is not required to present such proposal at the 2006 Annual Meeting. If the Board chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2006 Annual Meeting, then the persons named in the proxies solicited by the Board for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to the Company at its principal executive offices: 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Secretary.

APPOINTMENT, REVOCATION AND VOTING OF PROXY

        Shareholders whose shares are registered directly with the Company’s transfer agent can appoint a proxy by telephone, by Internet or by mailing their signed proxy card in the enclosed envelope. Please refer to the instructions included on the accompanying proxy to vote by proxy. Shareholders who hold shares in street name through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholders must bear.

        Any shareholder giving a proxy may revoke it prior to its use at the meeting by (1) delivering a written notice expressly revoking the proxy to the Secretary at the Company’s offices, (2) signing and forwarding to the Company at its offices a later dated proxy or (3) attending the Annual Meeting and casting his or her votes personally.

        A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote on the election of directors and other proposals presented to shareholders and present in person or by proxy at the Annual Meeting is required for the election to the Board of each director nominee and for approval of such proposals. Pursuant to Minnesota law and the Company’s Articles of Incorporation, abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but will not be treated as votes in favor of the proposals. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.

        Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the directors and the other proposals set forth in this Notice of Annual Meeting of Shareholders. As to any other business that may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other business.

SOLICITATION AND VOTE TABULATION

        The cost of soliciting proxies and the notices of the meeting, including the preparation, assembly and mailing of proxies and this statement, will be borne by the Company. In addition to this mailing, proxies may be solicited personally or by telephone or electronic communication by regular employees of the Company. Assistance in the solicitation of proxies is also being rendered by Morrow & Co., 445 Park Avenue, New York, NY, at a cost to the Company of $7,000 plus expenses. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions, for which the Company will reimburse such organizations for their expense in so doing and will pay all costs of soliciting the proxies. Votes are tabulated by the Company’s stock transfer agent, Wells Fargo Bank, N.A.

2004 ANNUAL REPORT ON FORM 10-K

        Any security holder wishing to receive, without charge, a copy of the Company’s 2004 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission should write to Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Secretary.

REDUCE DUPLICATE MAILINGS

        To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address.

        If you wish to receive separate copies of each proxy statement and annual report please notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Secretary, Telephone: (763) 545-1730 or (800) 328-9626.

        If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Secretary, Telephone: (763) 545-1730 or (800) 328-9626.

Appendix A

PENTAIR, INC.

CORPORATE GOVERNANCE PRINCIPLES

Selection and Composition of the Board

1)   Board Membership Criteria
The Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Recognizing that the contribution of the Board will depend not only on the character and capacities of the Directors taken individually, but also on their collective strengths, the Board should be composed of:

a.	Directors chosen with a view to bringing to the Board a variety of experience and background;

b.	Directors who will form a central core of business executives with financial expertise;

c.	Directors who have substantial experience outside the business community – in the public, academic or scientific communities, for example;

d.	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies;

e.	At least one Director who has the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission; and

f.	A majority of Directors who are Independent (as defined below).

The Governance Committee and the full Board believe the following minimum qualifications must be met by a Director nominee to be recommended by the Governance Committee to the full Board:

a.	each Director should be chosen without regard to sex, race, religion or national origin.

b.	each Director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

c.	each Director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

d.	each Director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

e.	each Director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

f.	each Director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency and be committed to enhancing long-term shareholder value.

2)   Selection and Orientation of New Directors
The Board itself is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Governance Committee, which recommends to the Board the names of qualified candidates to be nominated for election or re-election as Directors in accordance with the criteria set forth in these Corporate Governance Principles and the Governance Committee Charter. The Board and the Company have implemented an orientation process for new Directors that includes background material, meetings with senior management and visits to Company facilities.

Appendix A

The Governance Committee will consider persons recommended by shareholders to become nominees for election as Directors in accordance with the criteria set forth in these Corporate Governance Principles. Recommendations for consideration by the Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by shareowners.

3)   Extending the Invitation to a Potential Director to Join the Board
The invitation to join the Board should be extended by the Board itself via the Chairman of the Board and Chief Executive Officer of the Company, together with an independent director, when appropriate.

Board Leadership

4)   Selection of Chairman and Chief Executive Officer
The By-Laws of the Company permit the Chairman of the Board and the Chief Executive Officer to be the same or different persons. The Board is free to make this choice in any way that the Board deems to be in the best interests of the Company and its shareholders.

Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the non-employee Directors or be an employee.

Board Composition and Performance

5)   Size of the Board
The Board is limited to ten members by the By-Laws of the Company. The consensus of the Board is that this is an appropriate size. Any change to the size of the Board would require an amendment to the By-Laws of the Company in such a way that shareholder approval of that change would be required.

6)   Mix of Management and Independent Directors
At least a majority of the Board shall be Independent Directors. The Board believes that management should encourage executive officers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Executive officers other than the Chief Executive Officer currently attend portions of Board meetings on a regular basis even though they are not members of the Board.

7)   Board Definition of What Constitutes Independence for Directors
For a Director to qualify as “Independent”:

a.	The Board of Directors must affirmatively determine that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company) that would prevent the Director from acting independently of management of the Company, taking into account all relevant facts and circumstances. The Board shall consider both from the standpoint of the Director and from the standpoint of the persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

b.	Presently and within the immediately preceding three (3) year period:

(i)	the Director shall not be or have been an employee of the Company or any affiliate of the Company, other than as interim CEO or Chairman; an Immediate Family Member shall not be an executive officer of the Company or any affiliate of the Company;

(ii)	the Director shall not be or have been affiliated with or employed by a present or former (during the immediately preceding three (3) year period) internal or external auditor of the Company; an Immediate Family Member shall not be or have been affiliated with or employed in a professional capacity by a present or former (during the immediately preceding three (3) year period) internal or external auditor of the Company;

Appendix A

(iii)	neither the Director nor an Immediate Family Member shall be or have been employed (during the immediately preceding three (3) year period) as an executive officer of another company where an executive officer of the Company serves on the compensation committee of such other company;

(iv)	the Director shall not be an executive officer or an employee of another company (A) that accounts for at least $1 million or two percent (2%), whichever is greater, of the Company’s consolidated gross revenues or (B) for which the Company accounts for at least $1 million or two percent (2%), whichever is greater, of such other company’s consolidated gross revenues; an Immediate Family member shall not be an executive officer of another company (A) that accounts for at least $1 million or two percent (2%), whichever is greater, of the Company’s consolidated gross revenues or (B) for which the Company accounts for at least $1 million or two percent (2%), whichever is greater, of such other company’s consolidated gross revenues; or

(v)	neither the Director nor an Immediate Family Member shall receive or have received more than $100,000 per year during the immediately preceding three (3) year period in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation, so long as such compensation is not contingent in any way on continued service).

c.	For purposes of the independence determination,

“Immediate Family Member” includes a Director’s spouse, parents, children, siblings, mothers and father-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone who shares the same home as such Director (other than domestic employees).

“Company” includes any parent or subsidiary in a consolidated group with the Company.

8)   Former Chairman/Chief Executive Officer’s Board Membership
The Board believes this is a matter to be decided in each individual instance. When a Chairman of the Board or Chief Executive Officer resigns from that position, he or she shall submit his or her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter to be determined by the Governance Committee and the Board. A former Chairman or Chief Executive Officer serving on the Board will not be considered an independent Director.

9)   Directors Who Change Their Present Job Responsibility
When a Director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the Director shall tender a letter of resignation to the Governance Committee. The Committee will review whether the new occupation, or retirement, of the Director is consistent with the specific rationale for originally selecting that individual and the guidelines for Board membership. The Committee will recommend to the Board any action to be taken in connection therewith.

All Directors are encouraged to limit the number of other boards (excluding non-profits) on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. In order to permit more effective participation by every Director, the Board has determined to limit the number of Boards of Directors on which any Director may sit to four Boards in addition to the Company’s. All Directors shall advise the Chief Executive Officer, the Chairman of the Board and the Chairman of the Governance Committee in advance of accepting an invitation to serve on another board or the audit committee of another board. The Company will review any potential conflicts of interest or other matters that may affect the Director’s independence and advise the Chairman of the Governance Committee as to the results of the review. The Chairman of the Governance Committee will confirm suitability of the proposed directorship or audit committee membership with the Director prior to his or her acceptance of the position. If a Director desires to accept a position on the Board or the audit committee of another public company, that Director must confirm to the Board of the Company that he or she has the time and the capability, notwithstanding the new position, to fulfill his or her responsibilities as a Director of the Company.

10)   Term Limits
The Board has adopted term limits for non-employee Directors.  Each non-employee Director must retire at the first annual meeting of the Company’s shareholders immediately following the twelfth anniversary of his or her initial election to the Board by the shareholders.

Appendix A

11)   Election of Directors Following Appointment
The Board may, but need not, appoint Directors at any time to fill vacancies on the Board. Pentair’s Articles of Incorporation require that each appointed Director must stand for election at the next succeeding annual meeting of shareholders for the remaining term of the class of Directors to which he or she was appointed.

12)   Retirement Age
A Director must retire at the first annual meeting of the Company’s shareholders immediately following such Director’s 70th birthday.

13)   Board Compensation
It is appropriate for the staff of the Company to report once a year to the Governance Committee the status of the Pentair Board compensation in relation to its peers and the targeted comparable companies.  As part of a Director’s total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a Director’s compensation should be provided and held in stock options and/or common stock units.

Compensation for non-employee Directors and Committee chairpersons shall be consistent with the market practices of other reasonably comparable companies, but shall not be at a level or in a form that would call into questions the Board’s objectivity. Directors who are employees of the Company will receive no additional compensation for serving as a Director of the Company.

Changes in Board compensation, if any, should come at the suggestion of the Governance Committee, but with full discussion and concurrence by the Board.

14)   Executive Sessions of Independent Directors
The non-management Directors of the Board will meet in Executive Session at each regular and special meeting of the Board.  If the non-management Directors include directors who are not Independent Directors, then the Independent Directors will meet at least once a year in Executive Session including only Independent Directors. Executive Sessions will be chaired by the Lead Director selected by the Board.

15)   Assessing the Board’s Performance
The Governance Committee is responsible to report annually to the Board an assessment of the Board’s performance.  In addition, each Committee is responsible to report annually to the Board an assessment of that Committee’s performance. These assessments will be discussed with the full Board, which will evaluate whether the Board and its committees are functioning effectively.  This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

These assessments should be of the Board’s contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made in order to increase the effectiveness of the Board.

16)   Director Continuing Education
All Directors are encouraged to attend appropriate director continuing education programs. The fees for such programs, and reasonable travel and out-of-pocket expenses, will be paid by the Company to the extent not paid or reimbursed by any other organization.

Responsibilities of the Board

17)   Responsibilities and Duties
The primary responsibility of the Board is to oversee the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. Directors are expected to attend all scheduled meetings of the Board and the Committees on which they serve and all meetings of shareholders. In addition to its general oversight of management, the Board (either directly or through its committees) also performs a number of specific functions, including:

a.	Representing the interests of the Company’s shareholders in maintaining and enhancing the success of the Company’s business, including optimizing long-term returns to increase shareholder value;

b.	Selecting, evaluating and compensating a well-qualified Chief Executive Officer of high integrity, and overseeing Chief Executive Officer succession planning;

c.	Providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

Appendix A

d.	Reviewing, approving and interacting with senior management with respect to the Company’s fundamental financial and business strategies and major corporate actions, including strategic planning, management development and succession, operating performance and shareholder returns;

e.	Assessing major risks facing the Company and reviewing options for their mitigation;

f.	Ensuring processes are in place for maintaining the integrity of the Company, the integrity of its financial statements, the integrity of its compliance with law and ethics, the integrity of its relationships with customers and suppliers and the integrity of its relationships with other stakeholders; and

g.	Providing general advice and counsel to the Chairman of the Board, Chief Executive Officer and other senior management personnel.

18)   Board Access to Independent Advisors
Directors are authorized to retain and consult with independent advisors, as is necessary and appropriate, without consulting management.

19)   Shareholder Communications with Directors
Shareholders and other interested parties may communicate with the full Board, non-management Directors as a group or individual Directors, including the Lead Director, if any, or the Director who chairs Executive Sessions, by providing such communication in writing to the Company’s Secretary, who will directly provide such communication to the full Board or specified Directors, as the case may be.

Board Relationship to Senior Management

20)   Regular Attendance of Non-Directors at Board Meetings
Senior management non-Board members may attend the meetings of the Board at its discretion. In addition, the Board may request the attendance of other individuals as necessary or appropriate.

21)   Board Access to Senior Management
Board members have complete access to the Company’s management. Board members will use their judgment to be sure that this contact is not distracting to the business operation of the Company.

Furthermore, the Board encourages the management to, from time to time, bring managers into Board meetings who:  (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

Meeting Procedures

22)   Selection of Agenda Items for Board Meetings
The Chairman of the Board will establish the agenda for each Board meeting in consultation with the Lead Director.  Each Board member is free to request the inclusion of additional items on the agenda.

23)   Board Materials Distributed in Advance
Information and data that is important to the Board’s understanding of the business will be distributed in writing to the Board before the Board meets with reasonable time provided for review.

24)   Board Presentations
As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board members are adequately informed and prepared and discussion time focused on questions that the Board has about the material.

Committee Matters

25)   Number, Structure and Independence of Committees
From time to time, the Board may want to form a new committee or disband a current Committee depending upon the circumstances.  The current four committees are Audit and Finance, Compensation, Governance, and International. The Audit and Finance, Compensation and Governance committees shall be composed solely of Independent directors.

Appendix A

26)   Assignment and Rotation of Committee Members
The Governance Committee is responsible, after consultation with the Chairman of the Board and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.

It is the sense of the Board that consideration should be given to rotating Committee members periodically, but the Board does not believe that such a rotation should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Director’s committee membership for a longer period.

Any Board member is welcome to attend the meetings of any Committee of the Board, whether or not a member of such Committee.

27)   Frequency and Length of Committee Meetings
The Committee Chair, in consultation with committee members, will determine the frequency and length of the meetings of the Committee.

28)   Committee Agenda
The Chair of the Committee, in consultation with the appropriate members of the Committee and management, will develop the Committee’s agenda.

Leadership Development

29)   Formal Evaluation of the Chairman and the Chief Executive Officer
The Compensation Committee and the other Independent Directors shall make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chair of the Compensation Committee. The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation will be used by Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

30)   Succession Planning
The Governance Committee and the Chief Executive Officer will provide to the Board an annual report on succession planning.

There should also be available to the Governance Committee, on a continuing basis, the Chief Executive Officer’s recommendation as a successor should the Chief Executive Officer be unexpectedly disabled. If such a vacancy occurs, the Governance Committee shall recommend a successor, whether interim or permanent, to the Board.

*   *   *

Nothing in these Corporate Governance Principles is intended to expand the fiduciary duty or other legal obligations of Board members or officers of the Company beyond those provided for under applicable law or regulation.

PLEASE SIGN AND RETURN PROMPTLY TO REDUCE SOLICITATION EXPENSES

PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 29, 2005

        The undersigned hereby appoints Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 1, 2005, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Friday, April 29, 2005, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.

THE BOARD RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

1.	ELECTION OF DIRECTORS:

☐	FOR all nominees listed below except those I have struck by a line through their names.

☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

01 Richard J. Cathcart      02 Barbara B. Grogan      03 Augusto Meozzi      04 Ronald L. Merriman

(continued on reverse side)

(continued from reverse side)

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors of the company for 2005	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.

_________________________________________________________
Signature

_________________________________________________________
Signature if held jointly

Dated: ____________________________________________, 2005
THIS CARD MUST BE DATED.

(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES

PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 29, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.

        The undersigned hereby appoints Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 1, 2005 at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Friday, April 29, 2005, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.

        Furthermore, if I am a participant in the Pentair, Inc. Employee Stock Ownership Plan (Pentair ESOP), I hereby direct Fidelity Management Trust Company as Pentair ESOP Trustee, to vote at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Friday, April 29, 2005, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Pentair ESOP as of March 1, 2005. I understand that my vote must be received by Wells Fargo Bank, N.A., acting as tabulation agent for the Pentair ESOP Trustee, by April 22, 2005. If it is not received by that date, or if the voting instructions are invalid, the shares held in my account will be voted by Fidelity Management Trust Company, in the same proportion that the other participants direct them to vote shares allocated to their accounts.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 28, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/pnr/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 28, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Pentair, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

THE BOARD RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

1.	Election of directors:	01 Richard J. Cathcart 02 Barbara B. Grogan	03 Augusto Meozzi 04 Ronald L. Merriman	☐	Vote FOR all nominees (except as marked)	☐	WITHHELD AUTHORITY to vote for all nominees listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors of the company for 2005	☐	For	☐	Against	☐	Abstain
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________, 2005 THIS CARD MUST BE DATED.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES

PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 29, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.

        As a participant in the Pentair, Inc. International Stock Purchase and Bonus Plan (Plan), I hereby direct ABN AMRO Trust Company (Jersey) Limited as Trustee, to vote, as designated below, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Friday, April 29, 2005, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Plan as of March 1, 2005. I understand that my vote must be received by Wells Fargo Bank, N.A., acting as tabulation agent for the Trustee, by April 22, 2005.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/pnr/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 28, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Pentair, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet, please do not mail your Proxy Card
Please detach here

THE BOARD RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

1.	Election of directors:	01 Richard J. Cathcart 02 Barbara B. Grogan	03 Augusto Meozzi 04 Ronald L. Merriman	☐	Vote FOR all nominees (except as marked)	☐	WITHHELD AUTHORITY to vote for all nominees listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors of the company for 2005	☐	For	☐	Against	☐	Abstain
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________, 2005 THIS CARD MUST BE DATED.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.